                                                                   Exhibit 10.14

                                    Contract

                                     for the

                                Purchase and Sale

                                       of

                                   Real Estate

                                   located at

                                795 Folsom Street

                           San Francisco, California,

                                     between

                                   AT&T Corp.,

                                     Seller,

                                       and

                       Mack-Cali Realty Acquisition Corp.,

                                      Buyer

                                     * * * *

      The mailing, delivery or negotiation of this document by AT&T Corp. or its agent or attorney does not constitute an offer to sell, an offer to enter into any transaction, an offer to enter into any contractual or other legal relationship whatsoever, or an undertaking to negotiate or continue negotiations, whether on the terms contained in this document or on any other terms. This document will not be binding on AT&T Corp., and AT&T Corp. will not have any obligations or liability under this document or with respect to the property described in this document, and no person, corporation or other entity will have any rights under this document or with respect to such property, unless and until AT&T Corp. and the buyer designated in this document have fully executed and delivered this document. AT&T Corp. fully reserves the right to terminate all negotiation and discussion of the subject matter of this document at any time, without cause or for any reason or for no reason, in the complete and unlimited discretion of AT&T Corp., without incurring any obligation or liability whatsoever.

                                     * * * *

This document is a contract for the purchase and sale of real property. Buyer and Seller agree as follows:

                             ARTICLE 1. DEFINITIONS

      Section 1.1 Usage Of Defined Terms.

      As used in this Agreement, each of the following terms have the meaning set forth in this Article 1 where such term appears in this Agreement with the initial letter of each word of the term capitalized.

      Section 1.2 Specific Defined Terms.

            (a) "Additional Consideration" means the payment of $200,000 that Buyer shall be obligated to pay Seller at the time of payment of the purchase price if Seller elects to lease the Additional Space pursuant to Section 2.5.

            (b) "Additional Space" means the space that Seller may elect to lease pursuant to Section 2.5.

            (c) "Agreement" means this contract for the purchase and sale of real


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property, consisting of fifty-nine (59) consecutively numbered pages, including the signature pages, and ten exhibits and one schedule attached to this contract and incorporated by reference into this contract, such exhibits and schedules being labeled Exhibit A (Description of the Land), Exhibit B (Permitted Exceptions), Exhibit C (Form of affidavit of nonforeign status), Exhibit D (Form of Bill of Sale), Exhibit E (List of FF&E), Exhibit F (Form of Assignment Agreement), Exhibit G (Form of Lease), Exhibit H (Environmental Documents),
Exhibit I (Form of Assignment of Leases), Exhibit J (Litigation), Schedule 1 (Permits and Licenses).

            (d) "AT&T and Affiliates" means AT&T Corp., and all corporations, companies, and other business entities directly or indirectly controlled by AT&T Corp., and all current and former officers, directors and employees of AT&T Corp. and all corporations, companies, and other business entities directly or indirectly controlled by AT&T Corp.

            (e) "Building" means the office building and all other improvements located on the Land.

            (f) "Building Evaluation Reports" means the report, dated August 19, 1998, entitled "Building Assessment Report for the 795 Folsom Street Building" prepared for Seller by M. Bruce Ottolini & Douglas A. Booth, Architects, Inc., 101 Howard Street, Suite 480, San Francisco, California 94105, the Steven Tipping Associates structural review dated October 8, 1998, and the Cannon Constructors letter dated October 15, 1998.

            (g) "Building Fixtures" means the heating, air conditioning, compressed air, steam, ventilation, plumbing, substations and electrical wiring systems, the elevators and all other systems and equipment designed and utilized for the maintenance and operation of the Building which are owned by AT&T and Affiliates as of the Effective Date, including spare parts


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and supplies that are located in the Building and specifically designed and used exclusively for the maintenance or operation of such systems and equipment.

            (h) "Building Records" means plans and specifications of the Building and Building Fixtures (including any available "as built" drawings), maintenance records, warranties, guaranties, books and records that concern and pertain to the Property, licenses, permits, reports, certificates and such other documents relating to the construction and operation of the Property, if any, which may be in the possession or control of AT&T and Affiliates at the Property (or in the files of Eleanor Rigney, Dale Tetzloff or Craig Bruch, wherever located) at the time that Seller receives a request from Buyer to make copies of such documents.

            (i) "Business Days" means all days other than Saturdays, Sundays and days designated by the federal government as legal holidays.

            (j) "Buyer" means Mack-Cali Realty Acquisition Corp., a Delaware corporation, or its assigns who have taken an assignment of rights hereunder as permitted in Section 15.3.

            (k) "Buyer's Intended Use" means office use and usual and customary auxiliary uses incident to office use, including a cafeteria or restaurant for the use of tenants and other occupants of the Building, and an underground storage area and motor vehicle parking garage in the basement for use by tenants and other occupants of the Building.

            (l) "Casualty" means damage to the Property or destruction of the Property by reason of fire or any other cause before the Closing.

            (m) "Closing" means the simultaneous performance by Seller of Seller's obligations described in Section 3.2 of this Agreement and by Buyer of Buyer's obligations


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described in Section 3.3 of this Agreement.

            (n) "Closing Date" means a Business Day selected by the parties that is not later than ten (10) calendar days after the end of the Due Diligence Period.

            (o) "Code" means the Internal Revenue Code, as amended, including all regulations issued pursuant to the Internal Revenue Code.

            (p) "Contracts" means the service contracts, equipment leases, any property management and leasing agreements, and other contracts and agreements affecting the Property or the operation thereof.

            (q) "Days" means calendar days unless otherwise expressly stated in this Agreement.

            (r) "Deposit" means five hundred thousand dollars ($500,000.00), which will be in the form of a certified check or cashier's check payable to Escrow Agent, or wire transfer of funds to a bank account designated by Escrow Agent.

            (s) "Due Diligence Period" means the period of time ending at 5:00 p.m. P.S.T. on April 30, 1999.

            (t) "Effective Date" means April 28, 1999.

            (u) "Environmental Documents" means the environmental documentation listed on Exhibit H, attached hereto and incorporated herein by reference thereto.

            (v) "Environmental Laws" means all federal, state, county and local environmental laws, statutes, ordinances, rules, regulations, codes, requirements, orders and directives concerning or related to Hazardous Substances or their manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, discharge or release into the


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environment, or otherwise concerning or related to the protection of the environment.

            (w) "Environmental Report" means the report entitled Phase I Environmental Site Assessment 795 Folsom Street, San Francisco, California, dated May 20, 1998, prepared by AT&T Environmental Health and Safety Organization, Pleasanton, California 94107.

            (x) "Escrow Agent" means the Title Company.

            (y) "FF&E" means those items of furniture, furnishings, fixtures, fittings, trade fixtures, equipment, machinery, apparatus, appliances and other articles of personal property that are owned by AT&T and Affiliates and located in the Building or elsewhere on the Land as of the Effective Date and that are identified in Exhibit E attached to this Agreement.

            (z) "Governmental Authority" means the federal, state, county or municipal government, or any department, agency, bureau, commission or other similar type body obtaining authority therefrom or created pursuant to any law.

            (aa) "Hazardous Substances" means those substances identified as regulated substances, toxic substances, hazardous substances, hazardous wastes, pollution, pollutants or contaminants under the Resource Conservation and Recovery Act or the Comprehensive Environmental Response, Compensation and Liability Act, or any other applicable Environmental Law.

            (bb) "Indemnify" means to defend, indemnify and save harmless against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees, expert witness fees and other costs of defense).

            (cc) "Information" means all specifications, drawings, sketches, diagrams, computer programs, data, manuals, technical information, business information and Building


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Records which AT&T and Affiliates may furnish to Buyer or that Buyer otherwise may obtain in connection with the transaction covered by this Agreement.

            (dd) "Intermediary" means a qualified intermediary in accordance with the provisions of Section 1031 of the Code.

            (ee) "Land" means those parcels of land located in the City and County of San Francisco, California, designated as tax assessor's lots 105, 112, and 155, block 3751, and more particularly described in Exhibit A that is attached to this Agreement.

            (ff) "Lease" means a lease agreement to be entered into at the Closing by Buyer, as lessor, and Seller, as lessee, in the form that is attached to this Agreement as Exhibit G.

            (gg) "Listing Broker" means Grubb & Ellis Company.

            (hh) "Material Casualty" means any Casualty resulting in damage to the Property of one million dollars ($1,000,000) or more or any Casualty that can be the basis for any tenant to terminate any lease or leases that, in the aggregate, are for more than ten thousand (10,000) square feet of net rentable area in the Building, in each case as reasonably estimated by Buyer.

            (ii) "Notice" means any written communication of any nature, whether in the form of correspondence, memorandum, order, directive or otherwise.

            (jj) "Permitted Exceptions" means the matters specified in Exhibit B that is attached to this Agreement.

            (kk) "Property" means the Land; the Building; the Building Fixtures; all right, title and interest of Seller, if any, in and to the Land lying in the bed of any street or highway in front of or adjoining the Land and to any unpaid award for any Taking by condemnation, or any


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damage to the Land by reason of a change of grade of any street or highway; and
the appurtenances and all the estate and rights of Seller in and to the Land and Building.

            (ll) "Purchase Price" means thirty-four million dollars ($34,000,000.00).

            (mm) "Seller" means AT&T Corp., a New York corporation, successor by merger to AT&T Resource Management Corporation.

            (nn) "Seller's Knowledge" means actual knowledge that Craig Bruch, Real Estate Dispositions Manager, and Seller's current property manager for the Building, Eleanor Rigney, and her supervisor, Dale Tetzloff have, as a result of the performance of their respective duties as employees of Seller but without additional inquiry or investigation.

            (oo) "Substantial Part" means a part of the Property without which the remainder of the Property will not be reasonably sufficient for Buyer's Intended Use.

            (pp) "Taking" means any taking by condemnation or eminent domain of all or a portion of the Property.

            (qq) "Tank Laws" means Cal. Health & Safety Code ss. 25280 et seq., the federal underground storage tank law (Subtitle I) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq., and any other state, county or municipal statute, ordinance, code, rule or regulation applicable to underground or above ground tanks, together with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof, and any successor legislation and regulations.

            (rr) "Title Company" means Partners Title Company, with an office located at 712 Main Street, Suite 2000E, Houston, Texas 77002-3218.

            (ss) "Title Report" means the revised preliminary report for a policy of title


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insurance issued by Chicago Title Insurance Company, Order No. 9560070, dated
January 29, 1999.

            (tt) "Underground Storage Tank" means each and every "underground storage tank," whether or not subject to the Tank Laws, as well as the "monitoring system," the "leak detection system," the "discharge detection system" and the "tank system" associated with the "underground storage tank," as those terms in quotations are defined by the Tank Laws.

            (uu) "Violations" means any actual or alleged violations of any applicable covenants, conditions, servitudes, restrictions, easements or other obligations binding on the Property or the owner of the Property or any statute, code, ordinance, regulation, rule, requirement, administrative order or directive issued by any governmental authority having jurisdiction over the Property.

            (vv) "Works of Art" has the meaning set forth in Section 5.1(a).

            (ww) "Work of Visual Art" has the meaning set forth in Section
5.1(b).

                            ARTICLE 2. TERMS OF SALE

      Section 2.1 Purchase Price.

      Subject to the terms and conditions of this Agreement, Seller shall sell and convey the Property to Buyer, and Buyer shall purchase the Property from Seller and pay the Purchase Price to Seller and, if Seller makes the election to lease the Additional Space, pay the Additional Consideration to Seller. As additional consideration, Buyer and Seller shall enter into the Lease, to be effective and to be delivered as of the Closing as hereinafter provided.

      Section 2.2 Deposit.

      Buyer shall pay the Deposit to the Escrow Agent within two Business Days after the


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Effective Date. The Deposit shall be credited against the Purchase Price at the
Closing. The Deposit shall be held by the Escrow Agent in an interest-bearing account. Except as otherwise expressly set forth in this Agreement, all interest on the Deposit shall accrue to the benefit of Purchaser and shall be credited against the Purchase Price if the purchase and sale is consummated. If the sale of the Property is not consummated due to the failure of any condition of Closing set forth herein, or any other reason except a default under this Agreement solely on the part of Buyer, Buyer shall be entitled to the return of the Deposit, including any interest accrued thereon.

            IF SAID SALE IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT SOLELY ON THE PART OF BUYER, THE DEPOSIT, TOGETHER WITH INTEREST ACCRUED THEREON, SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT, TOGETHER WITH INTEREST ACCRUED THEREON, HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW


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            OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT SOLELY
            ON THE PART OF BUYER.

Initials of authorized officer of Seller acting on behalf of Seller: _________

Initials of authorized officer of Buyer acting on behalf of Buyer: _________

      Section 2.3 Payment of the Purchase Price.

      At the Closing, Buyer will pay to Seller the Purchase Price, less the Deposit and less any interest that has accrued thereon and that is paid to Seller.

      Section 2.4 Buyer's Right To Terminate.

            During the Due Diligence Period, Buyer will be entitled to investigate (i) the condition of the Building on the Property as to its resistance to seismic stress and the necessity, feasibillity, desirability and cost of structural upgrades related thereto; (ii) the suitability of the Property under the Planning Code, the Yerba Buena Center Redevelopment Plan (the "Redevelopment Plan") and related documents and other regulations of the City and County of San Francisco and its constituent agencies for Buyer's Intended Use, both at the time of Closing and after the expiration date of the Redevelopment Plan; and (iii) whether parking for the Property complies with the regulations of the City and County of San Francisco and its constituent agencies. If Buyer is not satisfied with Buyer's investigation of such matters in Buyer's sole discretion, Buyer shall so advise Seller in writing prior to the expiration of the Due Diligence Period. If Buyer gives such notice to Seller prior to the expiration of the Due Diligence Period, this Agreement shall terminate without further obligation of either Buyer or Seller, except that (i) Seller shall authorize the Escrow Agent to return to Buyer the Deposit held by the Escrow Agent, together with such interest as may have been earned thereon, and


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(ii) within five (5) Days after termination, Buyer shall, without cost to
Seller, deliver to Seller all originals and copies of all Information furnished by Seller to Buyer in Buyer's possession or control, as well as copies of all Information obtained by Buyer and in Buyer's possession or control, to the extent the preparer of such Information permits Buyer to deliver such copies to Seller. Buyer will not be obligated to provide copies of any documents prepared by Buyer, including business plans or projections relating to the transaction contemplated by this Agreement. Failure on the part of Buyer to give notice of dissatisfaction with respect to any of the matters stated above within the Due Diligence Period as above provided shall constitute a waiver of the right to terminate this Agreement pursuant to this Section 2.4.

      Section 2.5 Lease Of Additional Space; Additional Consideration.

            (a) Seller shall have the right to lease Additional Space in the Building consisting of either (i) one-half (1/2) of the net rentable square feet on the main floor (that portion located on the west side of the Building) at a full-service rental rate of $32.00 per rentable square foot (i.e., having a base rent of $32.00 per rentable square foot and charging additional rent for the tenant's pro rata share of operating costs that exceed the cost of operating expenses in the Base Year as described in the Lease), or (ii) one-half (1/2) of the net rentable square feet on the fourth floor at a full-service rental rate of $32.00 per rentable square foot, as Buyer may elect, upon all of the terms, covenants and conditions contained in the Lease. Seller shall exercise its election by duly executing and delivering to Buyer the election to lease Additional Space that Buyer shall select pursuant to the Lease. Seller's failure to (i) elect to lease Additional Space, and (ii) commence payment of rent therefor as provided in the Lease, shall constitute an irrevocable election to relinquish the right to lease the Additional Space.


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            (b) Within ten (10) Days after receipt of Seller's election to lease
Additional Space, Buyer shall duly execute and return to Seller notice of the specific Additional Space to which the election shall apply as specified above at Buyer's election. Buyer's failure to notify Seller of the Additional Space to which the election shall apply within ten (10) Days after Seller's delivery of the notice of election to lease Additional Space shall constitute a waiver of the right so to elect, but it shall not in any way diminish or reduce Seller's right to lease the Additional Space and select the Premises to which it shall apply, given Buyer's failure to do so.

            (c) Notwithstanding the foregoing Sections 2.5(a) and 2.5(b), if, before the exercise by Seller of its option to lease Additional Space as set forth in Section 2.5(a), Buyer (i) has leased either of the spaces as to which Seller has an option, and (ii) has received a letter of intent or other written proposal to lease the other space as to which Seller has an option, which said proposal Buyer desires to accept, then Buyer shall give written notice to Seller that Buyer has received such letter of intent or proposal, and Seller shall have twenty-five (25) Days within which to exercise its option to lease Additional Space under this Section 2.5, applying only to the space that Buyer has not yet leased to a third party. If Seller fails to exercise its option within such twenty-five (25) Day period, Seller's option under this Section 2.5 shall terminate.

            (d) If Seller elects to lease Additional Space and Seller's option to do so has not terminated under Section 2.5(c), then Buyer shall pay to Seller the Additional Consideration not later than five (5) Business Days after Buyer receives the first payment of rent for the Additional Space.

            (e) The rights and obligations of the parties under this Section 2.5 shall survive the Closing.

                               ARTICLE 3. CLOSING


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      Section 3.1 Closing.

      The Closing shall take place through the Escrow Agent at 10:00 a.m. on the Closing Date at the office of the Title Company or at such other place as Seller and Buyer may mutually agree in writing.

      Section 3.2 Seller's Closing Obligations.

      At the Closing, and as a condition to the payment of the Purchase Price, Seller shall deliver or cause to be delivered to Buyer the following:

            (a) a grant deed in the customary and proper form for recording, properly executed and acknowledged so as to convey the real estate portion of the Property to Buyer, subject only to the Permitted Exceptions, sufficient to allow for issuance by Title Company of an ALTA owner's title insurance policy, 1970 Owner's Form (or if such form is unavailable, the ALTA 1992 form with the creditor's rights and arbitration exceptions deleted), including such endorsements as Buyer shall reasonably require, subject only to the Permitted Exceptions and such matters as Buyer elects to take subject to pursuant to
Section 4.4, with a liability limit equal to the Purchase Price plus, if applicable, the Additional Consideration (the "Title Policy");

            (b) such affidavits of title and other customary documents and instruments as the Title Company may reasonably require in accordance with customary practice, including a duly executed affidavit that Seller is not a "foreign corporation" as defined in the Code in the form attached to this Agreement as Exhibit C and a duly executed California Franchise Tax Board Form 590-RE;

            (c) a bill of sale transferring the FF&E in accordance with Section
5.2 of this Agreement to the Buyer in the form attached to this Agreement as Exhibit D;


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            (d) an assignment of license affecting the Property in the form attached to this Agreement as Exhibit I;

            (e) a certificate stating that the representations and warranties of Seller made in this Agreement are true and correct in all material respects as of the Closing Date;

            (f) any other documents reasonably necessary for the consummation of the transaction contemplated by this Agreement;

            (g) two (2) duplicate originals of the Lease executed by Seller, as tenant, dated as of the date of Closing;

            (h) originals (or legible copies, where originals are not available) of all documents and instruments being transferred to Buyer in accordance with this Agreement, including without limitation all assigned Contracts and all Building Records;

            (i) a computer diskette containing this Agreement and all closing documents prepared by Seller; and

            (j) a UCC search of Seller run in San Francisco County, California and the California Secretary of State dated within five (5) Business Days of the Closing Date, showing that no liens affect the Property to be conveyed at Closing other than liens being released on or before the Closing Date.

      Section 3.3 Buyer's Closing Obligations.

      At the Closing, as a condition to the delivery of the deed and the other documents to be delivered by Seller under this Agreement, Buyer shall deliver or cause to be delivered to Seller the following:

            (a) the balance of the Purchase Price in the manner specified in
Section 2.3;


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            (b) duplicate originals of the Lease executed by Buyer, as landlord;
and

            (c) any other documents reasonably necessary for the consummation of the transaction described in this Agreement.

                           ARTICLE 4. TITLE AND SURVEY

      Section 4.1 Title Insurance Commitment and Survey.

      Seller has delivered the Title Report to Buyer. Within fifteen (15) Days after the Effective Date, Buyer shall advise Seller in writing of any title defects, liens, encumbrances, other objections to title or items shown on the Survey (as defined below) other than the Permitted Exceptions. Buyer's failure to give such notice shall constitute an irrevocable waiver of all such matters disclosed by the Title Report and Survey. Buyer's rights under this Article 4 are in addition to Buyer's rights under Section 2.4. For purposes hereof, the "Survey" shall be the ALTA/ACSM survey of the Property obtained by Buyer at its cost and expense.

      Section 4.2 Seller's Right To Extend Closing.

      If Buyer objects properly and in a timely manner to any title or Survey matter under Section 4.1 of this Agreement, then Seller shall, at its option, be entitled to an adjournment of the Closing, if necessary, for a period not to exceed thirty (30) Days after the scheduled Closing Date, to enable Seller to attempt to remove any claimed title defect, lien, encumbrance or objection that Seller is willing to remove or is obligated to remove pursuant to Section 4.3 of this Agreement.

      Section 4.3 Limitation On Seller's Title Obligations.

      If Buyer notifies Seller of any title defect, lien, encumbrance or objection pursuant to Section 4.1 of this Agreement, Seller shall not be required or obligated to (i) commence any


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litigation or (ii) incur any costs or expenses to cure or remove any defect, lien, encumbrance or objection, except that Seller shall be obligated to (x) cure, remove or provide for the satisfaction of any defect, lien, encumbrance or objection that arises from Seller's actions after the Effective Date of this Agreement, (y) remove any mortgage, deed of trust, tax, mechanic's, materialman's or similar lien (other than the lien of non-delinquent real property taxes) created by, through or under Seller and existing at any time prior to the Closing Date, and (z) remove any liens created by, through or under third parties to the extent that the cost of such removal does not exceed two hundred thousand dollars ($200,000). Notwithstanding anything to the contrary herein contained, Seller has disclosed to Buyer that the Survey will show the possibility of immaterial gaps and immaterial overlaps due to minor discrepancies between the record and survey descriptions. Any such gaps and overlaps due to such discrepancies shall not constitute ground for objection to title by Buyer so long as Title Company is willing to insure title to the Property in accordance with the requirements hereof without exception for any such matters, with Seller's share of the cost of such title insurance not to exceed fifty cents ($0.50) per one thousand dollars ($1,000) of coverage.

      Section 4.4 Buyer's Rights In the Event Of A Title Defect.

      If Seller advises Buyer that Seller is unable or unwilling to remove any defect, lien, encumbrance or objection of which Seller is notified pursuant to
Section 4.1 of this Agreement (other than matters Seller is obligated to cure pursuant to Section 4.3 of this Agreement), Buyer shall have the right to terminate this Agreement and be entitled to the return of the Deposit with interest or Buyer may nevertheless elect to accept such title as Seller may be able or willing to convey, and Buyer shall not be entitled to any abatement, reduction of or any credit or allowance against the Purchase Price by reason of any such title defect, lien or encumbrance, and Seller shall have no further liability with respect to any such title defect, lien or encumbrance.

      Section 4.5 Seller's Inability To Perform.

      If for any reason whatsoever, other than Seller's default, Seller is unable to perform any of Seller's obligations under this Agreement (including, without limitation, Seller's obligation to deliver lien-free title to the Property to Buyer at Closing), or is otherwise unable to convey the Property to Buyer in accordance with this Agreement, then the only liability and obligation of Seller shall be to authorize the Escrow Agent to return the Deposit to Buyer with interest; and when the Deposit with interest is returned to Buyer, this Agreement shall be terminated and neither party shall have any further liability to the other except as otherwise expressly reserved in this Agreement. If Seller defaults, then Buyer shall have the right to elect one of the following as Buyer's sole and exclusive remedy: (i) Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit actually paid with interest; or (ii) Buyer shall have the right to institute an action for specific performance, and if Buyer is successful in such action Buyer may recover Buyer's reasonable attorneys' fees and costs incurred directly in connection with such action. In no event shall Buyer be entitled to seek, claim or recover any direct, consequential or punitive damages from Seller, all of which are expressly and irrevocably waived by Buyer.

                                 ARTICLE 5. FF&E

      Section 5.1 Works Of Art.

            (a) Buyer acknowledges that all Works of Art that are at the Property as of the Effective Date are not included in FF&E, will not be sold and conveyed to Buyer and shall

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remain the property of Seller unless Seller is otherwise prohibited from removing such Works of Art from the Building or the Land under applicable laws, ordinances or regulations, conditions of any governmental permits or approvals, or recorded agreements or restrictions. For purposes of this Section 5.1, "Works of Art" means and includes (but without limitation) the eight (8) plexiglass world globes located in the Building, the exterior decorative coverings on the elevator doors and other works of art located in the Building that can be easily removed therefrom (e.g. paintings), including works of art that may be stored in the basement of the Building, and the bronze sculpture outside of the Building titled "Communication At Our Fingertips" if it is determined that the same may be removed without violating any law, ordinance, rule or regulation. All Works of Art removed from the Property by Seller shall be removed at Seller's sole cost and expense and Seller shall repair, at its expense, any damage to the Property caused by such removal.

            (b) Buyer's execution hereof constitutes Buyer's conclusive acknowledgement that (i) no work of visual art, as defined in 17 U.S.C. ss. 101 ("Work of Visual Art"), has been incorporated in or made a part of the Building, or (ii) any Works of Visual Art that are to become the property of Buyer after the Closing comply in all respects with the requirements of applicable law and regulations.

            (c) Seller will not, prior to Closing, incorporate or permit the incorporation of any additional Work of Visual Art in the Building unless Seller first delivers to Buyer a written instrument duly executed by (i) Seller, (ii) the tenant of the space in which the Work of Visual Art will be incorporated, if applicable, and (iii) the artist who created the Work of Visual Art that acknowledges that installation of the Work of Visual Art may subject the Work of Visual Art to destruction, distortion, mutilation or other modification by reason of its removal from the Building.

            (d) Except in the case of the removal of a Work of Visual Art incorporated into the Building for which the statement referred to in Section 5.1(c) has been obtained and that either (i) cannot be removed without its destruction, distortion, mutilation or other modification or (ii) can be removed without its destruction, distortion, mutilation or other modification and as to which Seller has complied with the provisions of Section 5.1(e), Seller shall not, prior to Closing, permit (x) any intentional distortion, mutilation or other modification of a Work of Visual Art or (y) any destruction of a Work of Visual Art that might be considered a Work of Visual Art of recognized stature.

            (e) Seller shall not permit the removal of a Work of Visual Art from the Building that can be removed without its destruction, distortion, mutilation or other modification, unless Seller complies with the requirements of 17 U.S.C. ss. 113(d)(2), as amended from time to time, pertaining to the giving of notice to the artist who created the Work of Visual Art of such intended action and the opportunity for the artist to remove the Work of Visual Art or to pay for its removal.

            (f) Seller shall Indemnify Buyer from any loss, cost or expense, including without limitation, reasonable attorneys' fees, that may arise out of or in connection with Seller's failure to comply with the Visual Artists' Rights Act of 1990 in removing any Work of Art from the Property that also constitutes a Work of Visual Art as defined in 17 U.S.C. Section 101.

      Section 5.2 Sale To Buyer Of Remaining FF&E.

            (a) At the Closing, Seller shall convey to Buyer all FF&E free and clear of all liens, encumbrances, licenses, or leases. The cost of the FF&E is included in the Purchase Price.

            THE FF&E SOLD UNDER THIS AGREEMENT IS SOLD AS USED OR SURPLUS MATERIAL AND IS SOLD AS IS, WHERE IS, WITH ALL FAULTS, LATENT AND PATENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT.

            (b) The purchase of the FF&E under this Agreement does not convey by implication or otherwise any licenses under any patent, domestic or foreign. AT&T and Affiliates make no representations or warranties that the use of any material, equipment or technical information furnished under this Agreement will not infringe any patent, trademark, copyright, trade secret, or other proprietary interests of any third party and it shall be Buyer's sole responsibility to make such determination as is necessary with respect to the acquisition of licenses or other rights under patents or with respect to other rights of third parties.

                              ARTICLE 6. AS IS SALE

      Section 6.1 Buyer's Access To the Property.

      Subject to Seller's reasonable requirements for security and the protection of Seller's confidential information, Buyer and Buyer's employees and other representatives shall be permitted access to the Property on prior notice and at mutually convenient times prior to Closing in order to inspect the Property, take measurements, and conduct tests; provided that, in the case of physical and environmental tests, Seller gives its prior written approval, which approval shall not be unreasonably withheld or delayed. During such access, Buyer and Buyer's employees and other representatives shall not cause any material interference with the operation of Seller or damage to the Property. Seller may require that persons having access to the Property be accompanied by representatives of Seller while inside the Building.

      Section 6.2 Buyer's Use Of Building Records.

      If requested by Buyer, Seller shall permit Buyer to make, at Buyer's expense, photocopies or other reproductions of those Building Records that may be reasonably reproducible by mechanical means. To the extent Building Records are not reasonably reproducible by mechanical means, Seller shall make such nonreproducible items available for inspection by Buyer or Buyer's employees at Seller's office at the Property or such other location that Seller shall reasonably designate. Seller makes no representation or warranty of, and assumes no liability for, the accuracy, availability, or completeness of the Building Records and Buyer assumes all risk in connection with the use of the Building Records. Buyer releases AT&T and Affiliates from all liability in connection with the use of the Building Records by Buyer or by any other person. If the Closing does not occur, then, within ten (10) days after the date set for the Closing, Buyer shall return to Seller all photocopies and reproductions of the Building Records that Buyer may have obtained, without retaining any copies thereof.

      Section 6.3 Buyer's Obligation To Indemnify.

      The rights granted under this Article 6 of this Agreement shall be exercised by Buyer at Buyer's sole risk. Buyer shall Indemnify AT&T and Affiliates for injury, including death, to any person, or damage or loss of any kind to any property, including the Property and other property of Seller, that may occur as a result of Buyer's exercise of any of the rights granted under this Article 6, including, but without limitation, use of the Building Records.

      Section 6.4 Buyer's Insurance.

      At all times that Buyer or any of Buyer's employees or representatives may be on the Property in accordance with this Article 6 of this Agreement, Buyer or Buyer's consultants or representatives shall keep in force commercial general liability insurance issued by a good and solvent insurance company with coverage of at least $5,000,000 for personal injury and property damage, combined single limit. A certificate evidencing the existence of such insurance shall be delivered to Seller prior to such entry to the Property. Such certificate shall provide that it may not be canceled or modified unless Seller is given at least fifteen (15) Days prior written notice. Buyer may maintain the coverage required under this Section 6.4 under a primary and an excess insurance policy and a blanket insurance policy.

      Section 6.5 Building Evaluation Reports.

      Buyer acknowledges receipt of the Building Evaluation Reports. The foregoing reports are subject to the confidentiality obligations of Section 12.1 of this Agreement. Seller makes no representation or warranty and assumes no liability for the accuracy or completeness of the foregoing or any of the information contained in or referred to in the Building Evaluation Reports, and Buyer assumes all risk in connection with the use of the foregoing reports and releases AT&T and Affiliates from all liability in connection with the use thereof by Buyer. If for any reason the Closing does not occur, Buyer shall return to Seller all copies of the reports and documents referred to above within ten (10) days after the date when the Closing was to occur, without retaining any copies thereof.

      Section 6.6 Environmental Report.

      Seller has disclosed to Buyer and Buyer acknowledges receipt of a copy of the Environmental Report. The Environmental Report is subject to the confidentiality obligations of Section 12.1 of this Agreement. Seller makes no representation or warranty and assumes no liability for the accuracy or completeness of the Environmental Report or any of the information contained in or referred to in the Environmental Report, and Buyer assumes all risk in connection with the use of the Environmental Report and releases AT&T and Affiliates from all liability in connection with the use of the Environmental Report by Buyer. If for any reason the Closing does not occur, Buyer shall return to Seller all copies of the Environmental Report within ten (10) days after the date when the Closing was to occur, without retaining any copies thereof.

      Section 6.7 Survival Of Buyer's Obligations.

      Buyer's obligation to make repairs under this Article 6 shall survive any termination or cancellation of this Agreement. Buyer's obligation to Indemnify under this Article 6 shall survive the Closing or any termination or cancellation of this Agreement.

      Section 6.8 Property To Be Sold As Is.

            (a) Buyer has not been induced by and has not relied on any reports or documents provided by Seller or the Environmental Report, or by any representations, warranties or statements, whether express or implied, made by Seller or by any agent, employee, attorney or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, that are not expressly stated in this Agreement or the closing documents to be delivered hereunder, whether or not any such representations, warranties or statements were made in writing or orally. Without limiting the general nature of the foregoing statement, except as expressly stated in this Agreement and the closing documents to be delivered hereunder, Buyer has not been induced by, and has not relied upon, any representations, warranties or statements by Seller or any person representing or purporting to represent Seller about any of the following: (a) the condition of the Property, including without limitation the FF&E, or the Property's compliance with laws, ordinances or governmental regulations, or its suitability for Buyer's Intended Use; (b) the need to undertake work of improvement to increase the Building's resistance to seismic stresses, (c) zoning, building codes, subdivision, land use, or environmental regulations that may apply to the Property or any part of the Property, or the impact, if any, of such requirements on Buyer's Intended Use; (d) the assignability of licenses or contractual or other rights or permits now held by Seller in regard to the Property or any part of the Property, if any; or (e) any other matter or thing affecting the Property or any part of the Property. The Property is to be sold and conveyed in its present condition, AS IS, as of the Effective Date, subject to reasonable wear and tear occurring after the Effective Date until Closing. Buyer acknowledges that Buyer has had an opportunity to inspect the Property and relies entirely on Buyer's own inspection of the Property and investigations concerning the Property, including the reports of consultants retained by Buyer. Without limitation of any of the other terms contained in this Section 6.8 of this Agreement, Buyer expressly acknowledges that by entering into this Agreement, Buyer has confirmed conclusively that Buyer has not relied upon any representations or warranties whatsoever except those expressly set forth in this Agreement and the closing documents to be delivered hereunder. Without limiting any of the other terms contained in this Section 6.8 from and after the Closing, if Buyer is required by any federal, state or local law or authority to remove asbestos from the Building, or if Buyer elects to remove asbestos from the

Building, then Buyer shall do so at Buyer's sole cost and expense without any consideration or compensation from Seller.

            (b) Buyer waives, releases and agrees not to make any claim against Seller and AT&T and Affiliates, for any cost recovery, or for any other relief whatsoever, under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, or any federal, state or local statute or regulation, or any federal or state common law whether now existing or applicable or hereinafter enacted or applicable, providing for any right of recovery for any environmental matter relating to or arising out of the Property.

                    ARTICLE 7. REPRESENTATIONS AND WARRANTIES

      Section 7.1 Seller's Representations and Warranties.

      Seller represents and warrants that the following are true and correct as of the Effective Date and shall be true and correct when the Closing occurs:

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to do business in and is in good standing under the laws of the State of California and has all necessary power, corporate and otherwise, to execute and deliver this Agreement and to perform all obligations under this Agreement, and this Agreement has been duly authorized by all requisite action on Seller's part, and this Agreement is valid and legally binding on Seller.

            (b) (i) To Seller's Knowledge, Seller has received no Notices of any Violations. If any Notice of Violations (other than Notice of Violations arising from the acts or omissions of Buyer or Buyer's employees, agents, contractors, representatives or invitees, which shall be Buyer's sole responsibility) are received by Seller prior to the Closing, Seller shall promptly provide copies of such notices to Buyer, and such Violations shall be subject to the provisions of Section 7.1(b)(ii) of this Agreement.

            (ii) Seller shall use reasonable efforts to cure any Violations specified in Section 7.1(b)(i) prior to Closing. If the Violations are not cured before the Closing, Seller, at its option, shall have the right to cure such Violations within sixty (60) Days after Closing or to pay to Buyer at the Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance, in which event Buyer shall be required to accept title to the Property subject thereto or Buyer may, at its election, terminate this Agreement and receive a refund of the Deposit, with interest. If Seller elects to cure Violations after Closing, that election shall bind Seller after Closing. If the Closing takes place in accordance with this Agreement, then Buyer will have the sole and exclusive obligation, at Buyer's own expense, to cure all Violations identified in notices of Violations issued or received after the Closing.

            (c) To Seller's Knowledge, Seller is in full compliance with all Environmental Laws and all terms and conditions of environmental permits, licenses and authorizations held by Seller related to the Property except as otherwise disclosed in the Environmental Report and the Environmental Documents and, to Seller's Knowledge, there are no above ground storage tanks or Underground Storage Tanks on the Property (other than a fuel tank for the generator on the roof of the Building), regardless of whether such tanks are regulated tanks or not.

            (d) To Seller's Knowledge, there is no civil, criminal or administrative action, suit, demand, claim, hearing, Notice or demand letter, notice of violation, investigation, condemnation proceeding or other proceeding pending or threatened against the Property or, in connection with the Property, against Seller. Seller shall Indemnify Buyer from any loss, cost or expense, including, without limitation, reasonable attorneys' fees that may arise out of or in connection with any proceedings pending against the Property either (i) commenced prior to the Closing Date, or (ii) that names Seller or an Affiliate as a defendant, including, without limitation, those cases listed on Exhibit J.

            (e) There are no Contracts that will give rise to obligations against the Property, the Building (or any part thereof or interest therein) or Buyer, from and after the Closing.

            (f) To Seller's Knowledge, all permits and licenses required to operate and occupy the Building have been obtained, are in full force and effect, and are listed on Schedule 1 attached hereto. True, accurate and complete copies of all permits and licenses for the Property have been delivered to Buyer to Seller's Knowledge.

            (g) To Seller's Knowledge, Seller has received no written notices of any proceedings to change the zoning classification of all or any part of the Property. If any such notices are received by Seller to Seller's Knowledge prior to Closing, Seller shall promptly provide copies of such notices to Buyer.

            (h) There are no tenant leases (other than the Lease and the TCG License Agreement, dated as of August 6, 1998, between Seller and TCG San Francisco, (the "TCG License Agreement")) or ground leases in effect that affect the Property, and there are no leasing commissions or fees due in connection with any leases.

            (i) Upon execution and delivery by Buyer and Seller, the Lease will be valid, binding and enforceable against Seller in accordance with their terms.

            (j) To Seller's Knowledge, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated by this Agreement.

            (k) Seller hereby makes the following natural hazard disclosures:

                  (i) To Seller's Knowledge, the Property is not located within a Special Flood Hazard Area (Zone "A" or "V") designated by the Federal Emergency Management Agency.

                  (ii) To Seller's Knowledge, the Property is not located within an Area of Potential Flooding as property shown on an inundation map designated pursuant to Section 8589.5 of the California Government Code ("CGC").

                  (iii) To Seller's Knowledge, the Property is not located within a Very High Fire Hazard Severity Zone as defined in Section 51179 of the CGC.

                  (iv) To Seller's Knowledge, the Property is not located within a delineated Earthquake Fault Zone as determined and described in Section 2622 of the California Public Resources Code ("CPRC").

                  (v) To Seller's Knowledge, the Property is located within a Seismic Hazard Zone as determined and described in Section 2696 of the CPRC.

                  (vi) To Seller's Knowledge, the Property is not located within a Wildland Area That May Contain Substantial Forest Fire Risks and Hazards pursuant to Section 4125 of the CPRC.

Buyer acknowledges that, notwithstanding the provisions of Sections 7.1(k)(i) through

7.1(k)(iv), inclusive, the Property nonetheless may be situated within an Earthquake Fault Zone, Seismic Hazard Zone, Special Flood Hazard Area, Area of Potential Flooding, Fire Hazard Severity Zone or Wildland Fire Zone. If so situated, these hazards may limit the Buyer's ability to develop the Property, obtain insurance, or receive assistance after a disaster. The maps on which the disclosures contained in Section 7.1(k)(i) through 7.1(k)(iv) are based only estimate where natural hazards exist, and are not definitive indications of whether or not a property will be affected by a natural disaster. Except as expressly provided herein, Seller is not making and has made no representations regarding the seismic, geological or other natural hazards affecting the Property, or the effect thereof on the future use or development of the Property, and Buyer should make its own inquiry and investigation of such hazards, including confirmation whether, as of the Closing, a notice or map identifying the Property as being located in an Earthquake Fault Zone, Seismic Hazard Zone, Special Flood Hazard Area, Area of Potential Flooding, Fire Hazard Severity Zone or Wildland Fire Zone has been posted in the Office of the Recorder, County Assessor or planning agency of the City and County of San Francisco. Further, Buyer waives, to the fullest extent permitted by law, any disclosure requirements relating to seismic, geological and other natural hazards imposed on Seller by California law.

            (l) To Seller's Knowledge, the Environmental Documents constitute all of the material environmental documentation concerning the Property that is in the possession or control of AT&T and Affiliates.

            (m) The TCG License Agreement is in full force and effect, and to Seller's Knowledge, there are no uncured defaults thereunder as of the date hereof.

      Section 7.2 Buyer's Representations and Warranties.

      Buyer represents and warrants the following are true and correct as of the Effective Date and shall be true and correct when the Closing occurs:

            (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, prior to Closing will be qualified to do business and in good standing in the State of California, and shall have all necessary power, corporate and otherwise, to execute and deliver this Agreement and to perform all obligations under this Agreement, and this Agreement has been duly authorized by all requisite action on Buyer's part, and this Agreement is valid and legally binding on Buyer.

            (b) There is no litigation or proceeding pending that would interfere with Buyer's ability to comply with any of Buyer's obligations under this Agreement.

            (c) In the course of Buyer's inspection of the Property, the Building Records and Information, Buyer has not discovered any fact, that Buyer has not disclosed to Seller in writing, that would constitute a breach by Seller of any representation or warranty made by Seller in this Agreement, the foregoing covenant being limited to the knowledge of Darryl Freling, Tim Jones and Al Maher and not to other officers, agents, employees or contractors of Buyer.

      Section 7.3 Survival; No Third-Party Beneficiaries.

      The representations and warranties contained in Section 7.1 and Section
7.2 of this Agreement shall survive for one year after the date on which the Closing occurs, and are personal to the parties to this Agreement. No such representation or warranty, nor any other provisions of this Agreement, shall confer any rights or remedies on any third parties, nor discharge any obligations of any third parties nor give any third party any right of subrogation over or action against any party to this Agreement.

                       ARTICLE 8. ADJUSTMENTS AND EXPENSES

      Section 8.1 Seller's Expenses.

      Seller shall pay at or prior to Closing (i) the cost of the Title Report,
(ii) the premium for the Title Policy up to but not in excess of fifty cents ($0.50) per one thousand dollars ($1,000) of coverage, (iii) all state, county and municipal real property transfer taxes and documentary stamps incident to this sale, (v) one-half (1/2) of all escrow fees, and (vi) the costs of recording the deed and other documents required to be recorded in connection with the transaction herein contemplated.

      Section 8.2 Buyer's Expenses.

      Buyer shall pay at or prior to Closing the cost of (i) the premium for the Title Policy that exceeds the amount that Seller is obligated to pay, (ii) all sales and use taxes incident to this sale, (iii) the cost of the Survey, and
(iv) one-half (1/2) of all escrow fees.

      Section 8.3 Closing Adjustments.

      The following shall be apportioned as of midnight of the day immediately before the Closing:

            (a) Real estate and, if applicable, personal property taxes on the basis of the fiscal year for which assessed;

            (b) Water meter and sewer charges, and any other applicable public utility charges on the basis of the fiscal year for which assessed or in accordance with the amounts fixed with respect thereto by meter reading made as of the Closing Date, as the case may be;

            (c) License fees, if any, payable under the TCG License Agreement, and

            (d) Value of fuel, if any, stored in the Property at the price, including any taxes, then charged by Seller's supplier.

      Seller shall be responsible for items of operating cost accruing prior to the Closing Date and Buyer shall be responsible for items of operating cost accruing after the Closing Date.

      Section 8.4 Assessments.

      If, at Closing, the Property or any part of the Property is affected by any assessments that are or may become payable in installments, then Seller will pay only those installments that are due and payable on or prior to the Closing. Buyer shall assume liability for payment of all installments that are due and payable after the Closing, and assessments during the year of Closing shall be prorated between Buyer and Seller. Seller shall remain responsible for any supplemental taxes that are attributable to the time period prior to the Closing Date and that are not levied by reason of a reassessment caused by the transaction contemplated herein.

      Section 8.5 Tax Adjustment.

            (a) If the Closing occurs after a tax rate for the then current tax year is fixed, then the apportionment of taxes shall be based on the tax rate in effect as of the day immediately prior to the date of the Closing, and Seller shall have no obligation to make any further adjustment or apportionment or otherwise compensate Buyer for any increase in real estate taxes resulting from a change in the tax rate effective on or after the date of the Closing by reason of a change of use, conveyance of the Property, or change of ownership.

            (b) Seller shall be entitled to the benefits of any refunds for any tax years prior to Closing, and shall pay all expenses for any administrative or judicial proceedings brought at any time to secure such refunds. Buyer shall execute all necessary documents and consents reasonably required by Seller in any such proceedings without cost or expense to Seller.

            (c) Any refund and associated expenses relating to the tax year during which Closing occurs shall be apportioned between Buyer and Seller based upon the Closing Date. Unless otherwise agreed between Buyer and Seller, if Buyer owns the Property for fifty percent (50%) or more of the tax year Buyer shall control any proceedings brought to secure such tax refund. In all other cases, Seller shall control such proceedings.

      Section 8.6 Post-Closing Adjustments. If any prorations or computations made under this Article 8 are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same provided that demand for correction is made in writing within forty-five (45) days after the Closing Date, specifying with particularity the basis therefor.

                       ARTICLE 9. FIRE AND OTHER CASUALTY

      Section 9.1 Risk of Loss.

      The risk of loss or damage to the Property by Casualty shall, until Closing, be borne by Seller. After Closing, the risk of any loss or damage to the Property by Casualty shall be borne by Buyer.

      Section 9.2 Notice of Casualty.

      Seller shall promptly give Buyer written notice if all or any portion of the Property is damaged or destroyed by Casualty prior to Closing and the extent of such damage or destruction.

      Section 9.3 Rights Upon Casualty.

      If a Material Casualty occurs, either party may, by written notice to the other given within ten (10) Days after receipt of notice of the occurrence of such Material Casualty, elect to terminate this Agreement. If either party terminates this Agreement under this Section 9.3, the

Deposit with interest shall be returned to Buyer and both parties shall be relieved and released of and from any further liability hereunder except as otherwise provided in this Agreement. If a Material Casualty occurs and this Agreement is not so terminated, or if there is a Casualty that is not a Material Casualty, this Agreement shall not be affected except that Seller shall assign to Buyer all of Seller's right, title and interest in any insurance proceeds and claims related to the Casualty, and the Purchase Price shall be reduced by the amount of any applicable insurance policy deductible, except and to the extent that the insurance proceeds are paid to repair or reconstruct building elements or components that Buyer would have been required to repair or reconstruct for seismic upgrade purposes.

                            ARTICLE 10. CONDEMNATION

      Section 10.1 Taking Of Less Than Substantial Part.

      If, prior to the Closing, a Taking that does not involve any Substantial Part of the Building or the Property occurs or is threatened, then the Closing shall take place without any abatement of the Purchase Price, and neither party shall have any right to terminate its obligations under this Agreement by reason of the Taking. At the Closing, Seller shall assign to Buyer all of Seller's rights to awards in respect to the Taking. Seller shall not settle or compromise any such award without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.

      Section 10.2 Taking of Substantial Part.

      If, prior to the Closing, a Taking of any Substantial Part of the Building or the Property occurs or is threatened, then either Seller or Buyer may terminate this Agreement by notice to the other given not later than thirty (30) Days after the date on which Seller notifies Buyer of such

Taking or threatened Taking. If either party elects to terminate this Agreement, Buyer shall be entitled to the return of the Deposit, with interest, and neither party shall have any further liability to the other, except as expressly reserved in this Agreement. If neither party elects to terminate this Agreement as permitted above, the Closing shall take place on the terms specified in
Section 10.1.

                               ARTICLE 11. BROKERS

      Section 11.1 Brokers.

      Buyer and Seller each represents to the other that no broker or similar party has been involved in bringing about or negotiating this transaction except the Listing Broker. Seller shall pay a commission to the Listing Broker in accordance with a separate written agreement between Seller and Listing Broker. Buyer shall Indemnify AT&T and Affiliates for matters arising out of the breach of the foregoing representation by Buyer, and from any claim by any person (other than Listing Broker) that such person has dealt with Buyer as a broker in connection with this transaction. Seller shall Indemnify Buyer and its partners, shareholders, officers, directors, employees and affiliates for matters arising out of the breach of the foregoing representation by Seller and from any claim by any person that such person has dealt with Seller as a broker in connection with this transaction. The provisions of this Section 11.1 shall survive the Closing or any termination or cancellation of this Agreement.

                   ARTICLE 12. CONFIDENTIALITY AND USE OF NAME

      Section 12.1 Confidentiality.

      Prior to Closing, all Information shall be held in confidence by Buyer and will not be published or otherwise disclosed (except (a) to Buyer's attorneys, accountants, consultants, employees, investors, lenders, partners, shareholders and prospective tenants, who shall be instructed as to the confidential nature of the Information, (b) if disclosure is required by law or by a court of competent jurisdiction upon the written directive or order of said court and (c) in filings with the Securities and Exchange Commission following expiration of the Due Diligence Period as Buyer may deem reasonably prudent or required by law). Unless the Information was previously known to Buyer free of any obligation to accept it in confidence or has been or is subsequently made public by Seller, the Information shall be kept in confidence by Buyer until the Closing Date, if this transaction is consummated, and for a period of one (1) year after the projected Closing Date if this transaction is not consummated; and the Information may be used solely in connection with the transaction described in this Agreement and shall not be used by Buyer for other purposes for the term provided for in this Section.

      Section 12.2 Use Of AT&T Name.

      Buyer shall not use the name "AT&T" either alone or in connection with other words or phrases with respect to Buyer's advertising or marketing of the Property.

      Section 12.3 Press Release.

      Buyer shall not make any public announcement or press release concerning this transaction without the prior written approval of Seller (which shall not be unreasonably withheld or delayed), except as required by law or rule of any stock exchange or as permitted by Section 12.1, and Buyer shall not use any advertising or marketing material, either of which states or implies that AT&T has any continuing ownership interest in any way in the Property without the prior written approval of Seller, which shall not be unreasonably withheld or delayed. This provision shall survive termination hereof for a period of one (1) year.

      Section 12.4 Survival Of Seller's and Buyer's Obligations.

      Seller's and Buyer's obligations under this Article 12 shall survive the Closing or any termination or cancellation of this Agreement.

                         ARTICLE 13. BUILDING OPERATION

      Section 13.1 Building Operation.

      Prior to the Closing and so long as this Agreement remains in full force and effect, Seller shall operate and manage the Building in accordance with ordinary and customary practices and maintain its existing insurance coverage with respect to the Building, undertaking and not deferring routine maintenance and preserving to the extent reasonably possible under the circumstances relationships with vendors, janitorial, elevator and other maintenance contractors as well as other suppliers of goods, services and labor to or for the operation of the Building and maintenance of the Property. Prior to the Closing and so long as this Agreement remains in full force and effect, Seller will refrain from offering the Property for sale or marketing the same or negotiating with respect to or entering into any other agreement for the sale of the Property. Seller will refrain from creating any easements, liens, mortgages, deeds of trust, or other encumbrances or interests on the Property that will survive Closing and will not apply for or otherwise initiate any changes to the zoning classification of the Property. Seller's obligations under this Section
13.1 shall survive the Closing.

      Section 13.2 Leases and Contracts.

      From and after the Effective Date, Seller will not enter into any new leases for all or any part of the Property or any new Contracts or materially modify any existing leases without Buyer's prior written consent. Buyer acknowledges that the Contracts are not assignable and that

Seller intends to cancel them. Seller's obligations under this Section 13.2 shall survive the Closing.

                           ARTICLE 14. INDEMNIFICATION

      Section 14.1 Seller's Indemnity.

      Except with respect to environmental matters or as otherwise set forth in this Agreement, Seller agrees to Indemnify Buyer, Buyer from any liability, claim, demand, loss, expense or damages (each, a "Loss") (a) suffered by, or asserted by any person or entity against, Buyer that arises from any act or omission of Seller, its agents, employees or contractors occurring on or before the Closing Date or (b) that arises from any breach by Seller of any obligation related to the Property other than those obligations that by this Agreement or any closing document required hereunder specifically become the obligation of Buyer. Seller's obligation under this Section 14.1 shall survive the Closing.

      Section 14.2 Buyer's Indemnity.

      Except with respect to environmental matters or as otherwise set forth in this Agreement, Buyer agrees to Indemnify Seller from any Loss (a) suffered by, or asserted by any person or entity against, Seller that arises from any act or omission of Buyer, its agents, employees or contractors occurring on or after the Closing Date or (b) that arises from any breach by Buyer of any obligation related to the Property other than those obligations that by this Agreement or any closing document required hereunder specifically become the obligation of Seller. Buyer's obligations under this Section 14.2 shall survive the Closing.

                            ARTICLE 15. MISCELLANEOUS

      Section 15.1 Attorneys' Fees.

      The prevailing party to any action or proceeding between Buyer and Seller with respect to the interpretation of or breach of this Agreement or the transaction contemplated hereunder shall be entitled to have and recover all reasonable costs, expenses, attorneys' fees, expert witness fees and other costs of defense incurred in connection therewith, other than costs associated with non-binding mediation, which shall be borne by the parties as set forth in
Section 15.11(b).

      Section 15.2 Recordation Prohibited.

      This Agreement shall not be recorded. Any recordation of this Agreement will entitle Seller, at Seller's option, to terminate this Agreement and retain the Deposit with any interest earned on the Deposit.

      Section 15.3 Assignment.

      This Agreement is personal to Buyer and shall not be assigned by Buyer without Seller's prior written consent, which consent Seller shall have the right to withhold in its absolute and sole discretion; provided, however, that Buyer may assign this Agreement without Seller's prior written consent to effect an exchange pursuant to Section 15.6 and to any affiliate of Mack-Cali Realty Corporation. Any assignment or purported assignment of this Agreement in violation of the foregoing shall constitute a breach hereof and entitle Seller, at Seller's option, to terminate this Agreement and retain the Deposit with any interest earned on the Deposit as liquidated damages.

      Section 15.4 Merger.

      The acceptance of a deed by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those, if any, that are expressly stated to survive the

Closing.

      Section 15.5 Applicable Law.

      This Agreement shall be governed by the laws of the State of California without giving effect to its principles of conflicts of law.

      Section 15.6 Exchange Of Properties.

            (a) Any other provision of this Agreement notwithstanding, Seller and Buyer each has the right to exchange the Property to qualify as a tax-deferred exchange under the provisions of Section 1031 of the Code.

            (b) Buyer shall cooperate with Seller in consummating this transaction as an exchange, through a qualified intermediary but not by acquiring a property designated by Seller to be exchanged; provided, however, that (i) Buyer incurs no additional cost or expense attributable to the exchange beyond the costs or expenses that it would incur in consummating this transaction as a straight purchase and sale, including reasonable attorneys' fees, deed excise taxes and recording fees; (ii) Seller shall Indemnify and hold Buyer and its partners, shareholders, officers, directors, employees and affiliates harmless from and against all liability arising out of Buyer's cooperation in effecting the exchange as requested by Seller; (iii) Buyer shall have no greater liability by reason of participating in the exchange than it would have hereunder in consummating this transaction as a straight purchase and sale; (iv) Buyer shall have no responsibility for the tax treatment of the transaction or the characterization thereof for income tax purposes, and (v) Buyer shall have no personal liability with respect to the deferred exchange and shall not be required to purchase any replacement property.

            (c) Seller shall cooperate with Buyer in consummating this transaction as an exchange, through a qualified intermediary but not by acquiring a property designated by Buyer to be exchanged; provided, however, that (i) Seller incurs no additional cost or expense attributable to the exchange beyond the costs or expenses that it would incur in consummating this transaction as a straight purchase and sale, including reasonable attorneys' fees, deed excise taxes and recording fees; (ii) Buyer shall Indemnify and hold Seller and its partners, shareholders, officers, directors, employees and affiliates harmless from and against all liability arising out of Seller's cooperation in effecting the exchange as requested by Buyer; (iii) Seller shall have no greater liability by reason of participating in the exchange than it would have hereunder in consummating this transaction as a straight purchase and sale; (iv) Seller shall have no responsibility for the tax treatment of the transaction or the characterization thereof for income tax purposes; and (v) Seller shall have no personal liability with respect to the deferred exchange and shall not be required to purchase any replacement property.

            (d) Seller and Buyer acknowledge that Buyer shall not be deemed Seller's agent and Seller shall not be deemed Buyer's agent in connection with said exchange. Seller and Buyer further acknowledge that all agreements in connection with performing the exchange shall be prepared at Seller's expense by Seller's counsel in the event Seller effectuates a 1031 exchange and at Buyer's expense by Buyer's counsel in the event Buyer effectuates a 1031 exchange.

            (e) Seller has the right to transfer Seller's interests under this Agreement to an Intermediary and if such transfer is made, then the Intermediary will acquire an equitable interest in the title to the Property. At the request of Seller, Buyer agrees, within five (5) Days after request, to enter into an assignment agreement in the form attached as Exhibit F.

      Section 15.7 Entire Agreement.

      This Agreement constitutes the entire agreement between Buyer and Seller with respect to the sale of the Property and supersedes all prior written or oral agreements or understandings between Buyer and Seller, all of which are merged herein.

      Section 15.8 All Amendments In Writing.

      This Agreement may not be modified or changed in any respect except in the event of a written amendment executed by Buyer and Seller.

      Section 15.9 Invalidity.

      If any of the terms or conditions of this Agreement are determined to be invalid, void or illegal, such determination shall in no way affect or invalidate any of the other provisions of this Agreement.

      Section 15.10 Notices.

      Except as otherwise expressly stated in this Agreement, all demands, requests, consents, approvals and other communications required or permitted to be given under this Agreement must be in writing in order to be effective, and must be sent by postage prepaid certified, registered or express mail, return receipt requested, or a commercial next-business-day delivery service that provides a written receipt, addressed to the party to be so notified, as follows:

      If to Seller:           Attention: Real Estate
                                         Dispositions Manager
                                         AT&T Corp.
                                         150 Mt. Airy Road
                                         Basking Ridge, NJ 07920

      with a copy to:         Attention: General Attorney -
                                         Real Estate
                                         AT&T Corp.
                                         150 Mt. Airy Road
                                         Basking Ridge, NJ 07920
      with a copy to:                    Howard N. Ellman
                                         Ellman, Burke, Hoffman & Johnson, P.C.
                                         One Ecker, Suite 200
                                         San Francisco, CA 94105

      If to Buyer:                       Mitchell Hersh, President and Chief
                                         Operating Officer
                                         Mack-Cali Realty Acquisition Corp.
                                         c/o Mack-Cali Realty Corporation
                                         11 Commerce Drive
                                         Cranford, NJ  07016

      with a copy to:                    Roger Thomas, General Counsel
                                         Mack-Cali Realty Corporation
                                         11 Commerce Drive
                                         Cranford, NJ  07016

      and a copy to:                     David J. Lowery
                                         Jones, Day, Reavis & Pogue
                                         2001 Ross Avenue, Suite 2300
                                         Dallas, TX 75201

      and a copy to:                     Darryl E. Freling
                                         Mack-Cali Realty Corporation
                                         3030 LBJ Freeway, Suite 1000
                                         Dallas, TX 75234

Any such demand, request, consent, approval or other communication required or permitted to be given under this Agreement shall be deemed given on receipt or three (3) Business Days after mailing, whichever occurs first. Each party may change the address for notices to such party by giving the other party a notice of such changed address in accordance with the procedures stated in this Section
15.10. Any such demand, request, consent, approval or other communication required or permitted to be given under this Agreement may be given on behalf of a party by such party's attorney.

      Section 15.11 Non-Binding Mediation.

            (a) If a dispute arises out of or relates to this Agreement and the parties have not been successful in resolving such dispute through negotiation, the parties will attempt to resolve the dispute through non-binding mediation by submitting the dispute to a sole mediator selected by the parties or, at the option of a party, to mediation by the American Arbitration Association. If such dispute is not resolved by such non-binding mediation, then, except as limited under this Agreement, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled during the mediation.

            (b) The direct expenses of the mediation, including the compensation and expenses of the mediator and the fees of the American Arbitration Association, shall be borne equally by the parties. All other costs incurred by the parties to this Agreement, including the parties' legal expenses and their witnesses' expenses, shall be borne by the party incurring the expense. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence.

      Section 15.12 Time.

      Time is of the essence of each and every provision hereof.

      [The remainder of this page is intentionally left blank].

      IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

                                          "Seller"

                                          AT&T Corp., a New York corporation


                                          By:

                                          Name:

                                          Title:


                                          "Buyer"

                                          MACK CALI REALTY ACQUISITION CORP., a
                                          Delaware corporation


                                          By:

                                          Name:

                                          Title:

                                    EXHIBIT A

                            (Description of the Land)

PARCEL ONE:

BEGINNING at a point on the Southeasterly line of Folsom Street, distant thereon 57 feet and 6 inches Northeasterly line of Fourth Street; running thence Northeasterly along said line of Folsom Street 197 feet and 6 inches to the Southwesterly line of Alice Street; thence at a right angle Southeasterly along said line of Alice Street 160 feet to the Northwesterly line of Shipley Street; thence at a right angle Southwesterly along said line of Shipley Street 177 feet and 6 inches to a point distant thereon 77 feet and 6 inches Northeasterly from the Northeasterly line of Fourth Street; thence at a right angle Northwesterly 80 feet; thence at a right angle Southwesterly 20 feet; thence at a right angle Northwesterly 80 feet to the point of beginning.

Being a portion of 100 Vara Block No. 365

PARCEL TWO:

BEGINNING at the point of intersection of the Northeasterly line of Fourth Street and the Southeasterly line of Folsom Street; running thence Southeasterly along said Northeasterly line of Fourth Street 20 feet; thence at a right angle Northeasterly 57 feet and 6 inches; thence at a right angle Northwesterly 20 feet to the Southeasterly line of Folsom Street; thence at a right angle Southwesterly along said Southeasterly line of Folsom Street 57 feet and 6 inches to the point of beginning.

BEING a portion of 100 Vara Block No. 365.

PARCEL THREE:

BEGINNING at a point on the Northeasterly line of Fourth Street, distant thereon 20 feet Southeasterly from the Southeasterly linen of Folsom Street; running thence Southeasterly along said Northeasterly line of Fourth Street 140.167 feet to the Northwesterly line of Shipley Street; thence at a right angle Northeasterly along said Northwesterly line of Shipley Street 77.50 feet; thence at a right angle Northwesterly 80 feet; thence at a right angle Southwesterly 20 feet; thence at a right angle Northwesterly 60.167 feet to a line drawn parallel with and perpendicularly distant 20 feet Southeasterly from the Southeasterly line of Folsom Street; thence at a right angle Southwesterly along said parallel line so drawn 57.50 feet to the point of beginning.

BEING a portion of 100 Vara Block No. 365.

                                    EXHIBIT B

                             (Permitted Exceptions)

      1. Any matter recorded in the Official Records of the City and County of San Francisco, California, prior to the Effective Dated, against which the Title Company shall insure Buyer without additional cost to Buyer, provided same does not substantially impair or restrict Buyer's Intended Use of the Property.

      2. Zoning regulations and ordinances.

      3. Unpaid installments of assessments not due and payable on or before the Closing Date.

      4. All matters identified as Items 1, 5, 6, 7, 8, 9, 10, 11, 12 and 13 on Schedule B of the Title Report.

      5. Unrecorded license agreement dated August 6, 1998 between AT&T Corp., as licensor, and TCG San Francisco, as licensee, to install, construct, own, operate, use, maintain, repair, replace and remove fiber optic cable and other types of telecommunications cables, wires, transmission media, wireless transmission devices, wireless reception devices, and two transmission or reception antennas on the roof of the Premises and associated equipment in the locations at the Property described in the license agreement, including the exclusive right to use a room with a floor area of approximately one hundred square feet that is located on the basement floor of the Building for the purpose of operating, maintaining, repairing and replacing the licensee's facilities.

                                    EXHIBIT C

                    (Form of affidavit of nonforeign status)

      Section 1445 of the United States ("U.S.") Internal Revenue Code provides that a transferee of a U.S. real Property interest must withhold tax if the transferor is a foreign person. To inform the transferee that the withholding of tax is not required upon the disposition of a U.S. real property interest by AT&T Corp., a New York corporation ("Transferor"), the undersigned hereby certifies on behalf of Transferor that:

      1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the U.S. Internal Revenue Code and Income Tax Regulations.

      2. Transferor's U.S. taxpayer identification number is 13-4924710.

      3. Transferor's office address is 295 North Maple Avenue, Basking Ridge, New Jersey 07920.

Transferor understands that this certification may be disclosed to the U.S. Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine or imprisonment, or both.

Under penalties of perjury, I, the undersigned individual, do hereby declare that I have examined this certificate, and to the best of my knowledge and belief, it is true, correct and complete; and I further declare that I have authority to sign this certificate on behalf of Transferor.

                                             Transferor:

                                             AT&T Corp., a New York corporation

                                             By:

                                             Name:

                                             Title:

Dated as of: __________________, 1999

                                    EXHIBIT D

                             (Form of bill of sale)

      FOR VALUABLE CONSIDERATION, as set forth in that certain Contract for the Purchase and Sale of Real Estate between AT&T Corp., a New York corporation ("Transferor"), and Mack-Cali Realty Acquisition Corp., a Delaware corporation ("Transferee"), dated as of ____________________ 1999 (the "Agreement"),
Transferor hereby transfers to Transferee all of Transferor's right, title and interest in and to the FF&E (as that term is defined in the Agreement) more particularly described on the attachment hereto.

      This Bill of Sale shall not supersede the Agreement and in the event of conflict between this Bill of Sale and the Agreement, the Agreement shall control.

      The FF&E transferred under this Bill of Sale is used or surplus material and is transferred "AS IS, WHERE IS" with all faults, latent and patent. Transferor makes no warranties, express or implied, including any warranty of merchantability or fitness for a particular purpose or warranty against patent, trademark or copyright infringement, except that Transferor hereby represents and warrants to Transferee that Transferor is the absolute owner of the FF&E, that the FF&E is free and clear of all liens, charges and encumbrances, and that Transferor has full right, power and authority to sell the FF&E.

      IN WITNESS WHEREOF, this Bill of Sale has been executed by Transferor as of ________________________, 1999.

                                             AT&T Corp., a New York corporation

                                             By:

                                             Name:

                                             Title:

                                    EXHIBIT E

                                 (List of FF&E)

                                    EXHIBIT F

                         (Form of assignment agreement)

      THIS ASSIGNMENT AGREEMENT is made as of this _____ day of _________________________, 1999, among AT&T Corp., a New York corporation, having an office at 295 North Maple Avenue, Basking Ridge, New Jersey 07920 ("Transferor"), MACK-CALI REALTY ACQUISITION CORP., a Delaware corporation, having an office at 11 Commerce Drive, Cranford, New Jersey 07016 ("Buyer"), and __________________________________, a __________________________, having an office at ____________________________________________ ("Intermediary").

      WHEREAS, on __________________, 1999, Transferor entered into that certain Contract for the Purchase and Sale of Real Estate (the "Agreement") to sell real estate located at 795 Folsom Street in San Francisco, California (the "Property") to Buyer; and

      WHEREAS, the Agreement provides that Transferor may transfer the Property by means of a 1031 exchange to Buyer; and

      WHEREAS, Transferor wishes to transfer its interest in the Agreement in connection with disposing of the Property.

      NOW, THEREFORE, in consideration of the mutual promises set out below, the parties hereby agree as follows:

      1. Transferor hereby assigns to Intermediary all of Transferor's equitable interest in the Agreement. Buyer acknowledges that there has been an assignment of the equitable interest in the Property to Intermediary and agrees to make all payments due under the Agreement to Intermediary. The obligation to directly deed or transfer the Property to Buyer remains with

Transferor.

      2. Intermediary hereby covenants and warrants to Buyer that Intermediary will not transfer, assign, mortgage or hypothecate the interest that it is receiving from Transferor. Concurrently with Buyer's receipt of the deed to the Property, Intermediary will transfer and assign to Buyer and to Buyer's successors and assigns whatever remaining incidents of ownership Intermediary may have to the Property.

      3. Intermediary hereby represents and warrants to, and covenants with, Transferor that Intermediary will not amend, terminate, modify, supplement or otherwise alter any term, condition or other provision of the Agreement without Transferor's prior written consent.

      4. Intermediary is participating in this transaction only as an Intermediary and for purposes of any dispute regarding the Property, Transferor and Buyer will look solely to each other with respect to resolving any such dispute and neither one shall look to Intermediary.

      5. This Assignment Agreement will be binding on, and will inure to the benefit of, the parties and on the successors and permitted assigns of Transferor and Buyer.

      6. Except as expressly stated herein, all of the terms and conditions of the Agreement remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement.

AT&T CORP.,
Transferor


By:                                         Date:
   -------------------------------               --------------------

Title:
      ----------------------------

MACK-CALI REALTY ACQUISITION CORP.,

Buyer


By:                                         Date:
   -------------------------------               --------------------

Title:
      ----------------------------


Intermediary


By:                                         Date:
   -------------------------------               --------------------

Title:
      ----------------------------

                                    EXHIBIT G

                               (Form of the Lease)

                                    EXHIBIT H

                            (Environmental Documents)

            1. AT&T Asbestos Building Survey and Management Plan, prepared for AT&T 795 Folsom Street, San Francisco, California by Dames & Moore, 12 Commerce Drive, Cranford, New Jersey, dated March 27, 1997.

            2. Phase 1 Environmental Site Assessment, 795 Folsom Street, San Francisco, California; prepared by AT&t Environmental Health and Safety, Pleasanton, California 94107, dated May 20, 1998.

                                    EXHIBIT I

                             (Assignment of Leases)

                                    EXHIBIT J

                              (List Of Litigation)

                                   SCHEDULE 1

                             (Permits and Licenses)

            1. Permits to operate elevators issued by California Department of Industrial Relations, Division of Occupational Safety and Health.

                  (a) Elevator 061679, dated 1/15/99;

                  (b) Elevator 061680, dated 12/29/98;

                  (c) Elevator 061681, dated 12/29/98;

                  (d) Elevator 061682, dated 12/29/98;

            2. California Department of Industrial Relations, Division of Occupational Safety and Health, permit to operate air pressure tank No. 33134-77.

            3. Permits issued by San Francisco Water Department cross-connection control section;

                  (a) For boiler with test date of January 15, 1998;

                  (b) Basement irrigation sprinkler system with test date January 15, 1998;

                  (c) Detectors in the fire pump room with test date of January 15, 1997;

                  (d) Fire sprinklers with test date of January 15, 1998;

                  (e) Domestic water main system with test date of January 15, 1998.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1. DEFINITIONS                                                         1
   Section 1.1 Usage Of Defined Terms                                          1
   Section 1.2 Specific Defined Terms                                          1
ARTICLE 2. TERMS OF SALE                                                       1
   Section 2.1 Purchase Price                                                  1
   Section 2.2 Deposit                                                         1
   Section 2.3 Payment of the Purchase Price                                   1
   Section 2.4 Buyer's Right To Terminate                                      1
   Section 2.5 Lease Of Additional Space; Additional Consideration             1
ARTICLE 3. CLOSING                                                             1
   Section 3.1 Closing                                                         1
   Section 3.2 Seller's Closing Obligations                                    1
   Section 3.3 Buyer's Closing Obligations                                     1
ARTICLE 4. TITLE AND SURVEY                                                    1
   Section 4.1 Title Insurance Commitment and Survey                           1
   Section 4.2 Seller's Right To Extend Closing                                1
   Section 4.3 Limitation On Seller's Title Obligations                        1
   Section 4.4 Buyer's Rights In the Event Of A Title Defect                   1
   Section 4.5 Seller's Inability To Perform                                   1
ARTICLE 5. FF&E                                                                1
   Section 5.1 Works Of Art                                                    1
   Section 5.2 Sale To Buyer Of Remaining FF&E                                 1
ARTICLE 6. AS IS SALE                                                          1
   Section 6.1 Buyer's Access To the Property                                  1
   Section 6.2 Buyer's Use Of Building Records                                 1
   Section 6.3 Buyer's Obligation To Indemnify                                 1
   Section 6.4 Buyer's Insurance                                               1
   Section 6.5 Building Evaluation Reports                                     1
   Section 6.6 Environmental Report                                            1
   Section 6.7 Survival Of Buyer's Obligations                                 1
   Section 6.8 Property To Be Sold As Is                                       1
ARTICLE 7. REPRESENTATIONS AND WARRANTIES                                      1
   Section 7.1 Seller's Representations and Warranties                         1
   Section 7.2 Buyer's Representations and Warranties                          1
   Section 7.3 Survival; No Third-Party Beneficiaries                          1
ARTICLE 8. ADJUSTMENTS AND EXPENSES                                            1
   Section 8.1 Seller's Expenses                                               1
   Section 8.2 Buyer's Expenses                                                1
   Section 8.3 Closing Adjustments                                             1
   Section 8.4 Assessments                                                     1

   Section 8.5 Tax Adjustment                                                  1
ARTICLE 9. FIRE AND OTHER CASUALTY                                             1
   Section 9.1 Risk of Loss                                                    1
   Section 9.2 Notice of Casualty                                              1
   Section 9.3 Rights Upon Casualty                                            1
ARTICLE 10. CONDEMNATION                                                       1
   Section 10.1 Taking Of Less Than Substantial Part                           1
   Section 10.2 Taking of Substantial Part                                     1
ARTICLE 11. BROKERS                                                            1
   Section 11.1 Brokers                                                        1
ARTICLE 12. CONFIDENTIALITY AND USE OF NAME                                    1
   Section 12.1 Confidentiality                                                1
   Section 12.2 Use Of AT&T Name                                               1
   Section 12.3 Press Release                                                  1
   Section 12.4 Survival Of Seller's and Buyer's Obligations                   1
ARTICLE 13. BUILDING OPERATION                                                 1
   Section 13.1 Building Operation                                             1
   Section 13.2 Leases and Contracts                                           1
ARTICLE 14. INDEMNIFICATION                                                    1
   Section 14.1 Seller's Indemnity                                             1
   Section 14.2 Buyer's Indemnity                                              1
ARTICLE 15. MISCELLANEOUS                                                      1
   Section 15.1 Attorneys' Fees                                                1
   Section 15.2 Recordation Prohibited                                         1
   Section 15.3 Assignment                                                     1
   Section 15.4 Merger                                                         1
   Section 15.5 Applicable Law                                                 1
   Section 15.6 Exchange Of Properties                                         1
   Section 15.7 Entire Agreement                                               1
   Section 15.8 All Amendments In Writing                                      1
   Section 15.9 Invalidity                                                     1
   Section 15.10 Notices                                                       1
   Section 15.11 Non-Binding Mediation                                         1
   Section 15.12 Time                                                          1